UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 12, 2012

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-35293	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Atrium Way, Suite 265 Mount Laurel, New Jersey	08054
(Address of Principal Executive Offices)	(Zip Code)

(856) 273-6980

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously announced, Central European Distribution Corporation (the “Company”) and its advisors have been considering a possible strategic alliance with Mr. Roustam Tariko and the Russian Standard Corporation (“Russian Standard”) proposed by Mr. Tariko and Russian Standard and previously described in their letter dated February 1, 2012. To that end, the management of the Company, in consultation with the Board, has had discussions with Mr. Tariko and Russian Standard and its financial and legal advisors to further develop the terms of a strategic alliance. On Friday, March 9, 2012, Russian Standard filed an amendment to its 13D describing the possible terms of a transaction currently being discussed with the Company. The principal terms of such transaction include: (i) an investment of cash by Russian Standard in the Company of up to US$100 million (the “Initial Investment”), to be used by the Company to repay or redeem the Company’s 3.00% Convertible Senior Notes due 2013 (the “2013 Notes”), in the form of (A) the purchase of US$30 million in the aggregate of newly issued shares of the Company’s common stock based on a valuation of the Company’s common stock of US$5.25 per share, which purchase would result in an increase in Russian Standard’s ownership of the Company to approximately 16% and (B) the purchase at par of a new debt security with a face value of US$70 million, which has a stated interest rate of 3.0% and a one-year maturity, and which, upon approval by the Company’s stockholders (the “Approval”), would grant Russian Standard the right to put to the Company, and would grant the Company the right to call from Russian Standard, the face value of such debt security, plus all accrued and unpaid interest thereon, at par in exchange for shares of the Company’s common stock at a conversion rate of US$5.25 per share, such that upon such put or call, Russian Standard’s ownership would increase to approximately 28%, (ii) the conversion of up to US$102.5 million of the 2013 Notes held by Russian Standard and Mr. Tariko at par plus accrued but unpaid interest thereon into a new debt security maturing in 2016 (the “Rollover Notes”), with such conversion occurring upon the Approval and (iii) a support agreement for the repayment of the remainder of the 2013 Notes at their maturity through the issuance by the Company to Russian Standard of a new debt security maturing in 2016 (the “Backstop Notes”), with such support being provided upon the Approval. The Rollover Notes and the Backstop Notes currently would be expected to bear interest at interest rates that will increase annually, but in each case yielding an internal rate of return of approximately 6%. As part of these proposals, Russian Standard and Mr. Tariko would obtain various veto and governance rights related to their debt and equity investments in the Company, including veto rights relating to the size of the Company’s board of directors, certain Russian senior management positions, certain restructuring transactions, certain acquisitions or business combinations, certain sales of assets, certain equity issuances, equity compensation to senior management, dividends and certain share repurchases, the incurrence of certain indebtedness, certain material amendments to the Company’s organizational documents and deviations from the Company’s annual capital expenditure budget that is approved by the Board. The revised proposals contemplate that the Company and Russian Standard (or its affiliates) would also enter into agreements relating to registration rights, preemptive rights and right of first offers. Finally, in connection with the proposed transactions, three directors designated by Russian Standard and Mr. Tariko would be added to the Board, two directors upon the Initial Investment and one additional director upon the Approval, and the number of the Board may be increased to up to 10 directors.

In addition to the proposed transactions above, Russian Standard and the Company intend to continue their discussions regarding the potential assignment of certain of the distribution rights of Roust, Inc., a Russian distribution business owned by Russian Standard, to CEDC. Any transaction relating to the assignment of such rights is not linked to the transactions described in the foregoing paragraph, and no agreements have been reached in respect thereof.

The Board has met to consider the revised proposal and has authorized the management of the Company and its financial advisor, Jefferies & Company, Inc., and its legal advisors, Skadden, Arps, Slate, Meagher & Flom LLP and Dewey & LeBoeuf LLP, to proceed to negotiate definitive documentation based on this revised proposal. In the coming weeks, consistent with the fiduciary duties owed by the Board in continuing to review the proposed transaction, the Company and Russian Standard will be seeking to enter into definitive documentation. At present, there are no binding agreements between Russian Standard and the Company in respect of any of the matters described in the foregoing paragraphs, and there can be no assurance as to when or whether, or on what terms, any such binding agreements may be reached and any transactions may be completed. The Company disclaims any obligation to provide further updates on the status of these negotiations until either definitive documentation is concluded or negotiations are definitively discontinued.

As announced on February 29, 2012, the management of the Company, in consultation with the board of directors of the Company and with the assistance of financial and legal advisors, has been reviewing the Company’s strategic alternatives in light of its upcoming financial obligations, including the potential strategic alliance described above with Mr. Tariko and Russian Standard, and is not ruling out any transaction that is in the best interests of the Company’s stockholders.

In addition, the Board considered the letter from Mark Kaufman dated February 21, 2012, regarding the notice of his intention to nominate himself as a director of Company. The Board believes that Mr. Kaufman’s years of experience in the wine and spirits business, particularly in Russia, could be of significant benefit to the Board and the Company. The Board’s current intention is to include Mr. Kaufman on the list of directors for nomination at the 2012 annual meeting of stockholders.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Letter, dated March 12, 2012, from William V. Carey, Chief Executive Officer of the Company and David Bailey, Lead Director of the Company, to Mark Kaufman.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ Christopher Biedermann
Christopher Biedermann
Vice President and Chief Financial Officer

Date: March 13, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter, dated March 12, 2012, from William V. Carey, Chief Executive Officer of the Company and David Bailey, Lead Director of the Company, to Mark Kaufman.